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                                                                   EXHIBIT 8 (C)

                               CUSTODY AGREEMENT
                        (Equity Income, Equity Growth,
                Total Return Bond, National Tax-Exempt Bond and
                      Intermediate Tax-Exempt Bond Funds)



The Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH  45265

Gentlemen:

          Pursuant to Article XIV, Paragraph 14.4, of the Custody Agreement dated May 28, 1993 that you and we have entered into, we are writing to request that you render custody services under the terms of said agreement with respect to the Equity Income Fund, Equity Growth Fund, Total Return Bond Fund, National Tax-Exempt Bond Fund and Intermediate Tax-Exempt Bond Fund, five additional portfolios which we are establishing. Your compensation for the services provided under said agreement for said additional portfolios shall be determined in accordance with the Exhibit C attached to said agreement. Please execute a copy of this letter where indicated to signify your agreement to provide said services.


                                        Sincerely,

Dated:_______________________           M.S.D. & T. FUNDS, INC.


                                        By:_________________________

                                        Title:______________________


ACKNOWLEDGED AND AGREED:

THE FIFTH THIRD BANK


By:__________________________           Dated:_______________________

Title:_______________________